Exhibit 99.1

ARCH CAPITAL GROUP LTD. ANNOUNCES

JOHN D. VOLLARO TO BECOME SENIOR ADVISOR;

JOHN C.R. HELE TO SUCCEED VOLLARO AS CFO ON APRIL 1, 2009

HAMILTON, BERMUDA, OCTOBER 23, 2008 – Arch Capital Group Ltd. [Nasdaq: ACGL] today announced that Chief Financial Officer John D. Vollaro has elected to transition from his CFO role effective April 1, 2009, and will continue with the Company as Senior Advisor under an agreement extending through April 2012.  Mr. Vollaro, age 64, will be succeeded as the Company’s CFO by John C.R. Hele, currently CFO of ING Group.

  Mr. Hele will join the Company as Executive Vice President and CFO on April 1, 2009 following the filing of the Company’s 2008 Annual Report on Form 10-K.  He will be based in the Company’s Bermuda headquarters.

“John Vollaro has done an outstanding job for us since joining the Company nearly seven years ago,” said Dinos Iordanou, President and CEO of the Company.  “He has been my strong partner, playing an integral role in helping us build the Company and achieve our success.  On behalf of the Board and all of us at Arch, I would like to thank him for his unwavering dedication, leadership and substantial contributions.  We are pleased with John’s continued active participation with the Company, which will allow us to benefit from his knowledge, experience and thoughtful advice in the years to come.  We are also delighted that John Hele will be joining our team, and I look forward to working closely with him in executing our long-term business plan.  He is a proven executive with exceptional financial experience, and his public company background, operating experience and understanding of financial markets will benefit our company.”

Mr. Vollaro added, “It has been a pleasure working with senior management and our talented teams in building Arch’s foundation and establishing the Company as a significant participant in the worldwide insurance and reinsurance marketplace.  I look forward to continuing to contribute to the Company through my ongoing role and working with John Hele to ensure a smooth transition of my CFO responsibilities.”

Mr. Hele, age 49, will be joining the Company from ING Group, where he has been the CFO and a member of the Executive Board.  Prior thereto, he was the General Manager and Chief Insurance Risk Officer of ING Group responsible for global insurance risk management and also served as its Group Actuary.  Previously, Mr. Hele was an investment banker with Merrill Lynch and also served in marketing and finance positions with its Private Client Division.  In addition, he held various actuarial, finance and business roles at Crown Life.  Mr. Hele holds a Bachelor’s degree in mathematics from the University of Waterloo and is a Fellow of the Society of Actuaries, a Member of the American Academy of Actuaries and a Fellow of the Canadian Institute of Actuaries.

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.3 billion in capital at June 30, 2008, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements.

Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and our ability to maintain and improve our ratings; investment performance; the loss of key personnel; the adequacy of our loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; our ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses we have acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to us of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to us; and other factors identified in our filings with the U.S. Securities and Exchange Commission.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250